Exhibit 99.1

Bantec Reports an Over 50 Percent Increase in Sales and Profits in Q1 2024 from Q1 2023

SPARTA, N.J., April 23, 2024 /PRNewswire/ -- Bantec, Inc. (OTCPINK: BANT) ("Bantec" or the "Company"), a product and services company, increased sales, and profits, through its Howco Distributing Co. subsidiary ("Howco"), from first quarter 2023 to first quarter 2024.

Michael Bannon, Bantec's Chairman and CEO, stated: "Howco is currently in a growth spurt as demand continues to grow for our products and services. Additional purchase orders are coming in almost daily."

"We reported $955,734 in Sales in Q1 2024 as opposed to Sales of $ 606,166 in Q1 2023. We reported a Gross Profit of $147,547.00 in Q1 2024 as opposed to a Gross Profit of $94,950 in Q1 2023. Both sales and profits increased over 50% from Q1 2023 to Q1 2024. The increased order inflow and growing financials, have opened doors to purchase order financing discussions, building a roadmap for more rapid growth," continued Michael Bannon, Bantec's Chairman and CEO. Look for further corporate development updates.

About Bantec

Bantec, Inc. is a product and service company targeting the United States Government, state governments, municipalities, hospitals, universities, manufacturers and other building owners. Bantec also provides product procurement, distribution, and logistics services through its wholly-owned subsidiary, Howco Distributing Co., to the United States Department of Defense and Defense Logistics Agency. The Company established Bantec Sanitizing in fiscal year 2021, which offers sanitizing products and equipment through its website bantec.store. The Company has operations based in Sparta, New Jersey and Vancouver, Washington. The Company continues to seek strategic acquisitions and partnerships that offer it an opportunity to grow sales and profit.

Forward-Looking Statements

Certain statements in this press release may be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as "expect," "intend," "plan," "anticipate," "believe," and "will," among others. These forward-looking statements may include projections of matters that affect revenue, operating expenses, projections of growth; and assumptions relating to the foregoing. These forward-looking statements are based upon the Company's current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. More detailed information about the risks and uncertainties affecting the Company is contained under the heading "Risk Factors" included in the Company's Annual Report on Form 10-K for the year ended September 30, 2023 that the Company filed with the SEC. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Photo: https://mma.prnewswire.com/media/2395050/Bantec_Q1_Results_2023_2024.jpg

Media contact:
Michael Bannon
Chairman & CEO
Stockholders@Bantecinvestorrelations.com
(203) 410-8924

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SOURCE Bantec Inc.